Exhibit 2.1

Engage:BDR Limited

ACN 621 160 585

Engage:BDR Options and Performance Rights Plan

Plan Rules

Approved by Shareholder resolution on 18 March 2020 Adopted on 18 March 2020

8	Share Vesting Conditions		13

	8.1	Conditions	13
	8.2	Compliance by Participant	13
	8.3	No hedging	13
	8.4	Refusal to register transfer	13
	8.5	Retention of Holding Statements	13
	8.6	Share Vesting Conditions to apply to Shares	13
	8.7	Waiver	14
	8.8	Vesting	14
	8.9	Shares cease to be subject to Shares Vesting Conditions	14
	8.10	Notification upon request by Participant	14

9	Forfeiture of Shares		14

	9.1	Forfeiture of Unvested Shares	14
	9.2	Treatment of Forfeited Shares	15
	9.3	Effect of forfeiture	15
	9.4	Conditions on forfeiture	15

10	Voting rights and dividends		15

11	Bonus issues		16

12	Capital reconstructions		16

13	Issue of Options or Rights		16

	13.1	Acceptance by Eligible Employee	16
	13.2	Acceptance by Company	16
	13.3	Certificates	16
	13.4	Consideration for Options and Rights	17
	13.5	Entitlement to underlying Shares	17
	13.6	Interest in Shares	17

14	Exercise of Options and Rights		17

	14.1	Exercise during Exercise Period	17
	14.2	Exercise before Exercise Period	17
	14.3	First Exercise Date	18
	14.4	Vesting Conditions	18
	14.5	Waiver of Vesting Conditions	18
	14.6	Vesting	18
	14.7	Exercise of Options and Rights	18
	14.8	Cashless exercise of Options and Rights	18

	14.9	Participant agrees to be bound	19
	14.10	Issue of Shares	19
	14.11	Clearance of Exercise Price	19
	14.12	Exercise all or some Options or Rights	19
	14.13	Replacement Certificate	19
	14.14	Shares rank equally	19

15	Lapse of Options and Rights		20

	15.1	Lapse of Options and Rights	20
	15.2	On lapsing	20

16	Dealings with Options and Rights		21

	16.1	Options and Rights personal	21
	16.2	No unauthorised Dealing	21
	16.3	No hedging	21
	16.4	Permitted transfer of Options and Rights	21

17	Participation rights, bonus issues, rights issues, reorganisations of capital and winding up in respect of Options and Rights		21

	17.1	Application of this Rule	21
	17.2	New issues	22
	17.3	Bonus issues	22
	17.4	Pro-rata issues	22
	17.5	Reorganisation of capital	22
	17.6	Winding up	22
	17.7	Fractions of Shares	23
	17.8	Calculations and adjustments	23
	17.9	Notice of change	23

18	Restriction on disposal of Shares acquired pursuant to exercise of Options or Rights		23

	18.1	Restricted Shares	23
	18.2	No disposal whilst Shares in Plan	23
	18.3	No hedging	23
	18.4	Waiver	23
	18.5	Refusal to register transfer	23
	18.6	Withdrawal of Restricted Shares	24
	18.7	Cease to be in Plan	24
	18.8	Notification upon request by Participant	24

19	Cessation of employment		24

	19.1	Bad Leaver	24
	19.2	Good Leaver	25
	19.3	Board discretion	25

20	Breach, fraud or misconduct		26

21	Corporate Control Event		26

22	Claw back		27

23	Change in Nominated Party		27

	23.1	Transfer of Shares following change in Nominated Party	27
	23.2	Failure to comply	27

24	Quotation of Shares, Options or Rights		28

	24.1	No Quotation of Options or Rights	28
	24.2	Quotation of Shares	28

25	Power of Attorney		28

	25.1	Appointment of Attorney	28
	25.2	Ratification of Actions	28
	25.3	Indemnity	29

26	Administration		29

	26.1	Powers of the Board	29
	26.2	Appointment of Trustee	29
	26.3	Exercise of powers or discretion	30
	26.4	Determinations	30
	26.5	Expenses and costs	30
	26.6	Board not liable	30

27	Amendment to Rules		30

	27.1	Board or Board may amend Rules	30
	27.2	Waiver or amendment	30
	27.3	Consent of Participants	31

28	Rights of Participants		31

29	No representation as to Tax consequences		31

30	Notices		32

	30.1	Service of notices	32
	30.2	Effective on receipt	32
	30.3	Address	32

31	Governing law		32

32	Advice		32

1	Introduction

1.1	Name of Plan

The Plan is called the Engage:BDR Options and Performance Rights Plan.

1.2	Objects of Plan

The objects of the Plan are to:

(a)	provide Eligible Employees with an additional incentive to work to improve the performance of the Company;

(b)	attract and retain Eligible Employees essential for the continued growth and development of the Company;

(c)	promote and foster loyalty and support amongst Eligible Employees for the benefit of the Company;

(d)	enhance the relationship between the Company and Eligible Employees for the long term mutual benefit of all parties; and

(e)	provide Eligible Employees with the opportunity to acquire Shares, Options or Rights in the Company, in accordance with these Rules.

1.3	Commencement of Plan

The Plan commences on the date determined by the Board, subject to shareholders having approved the Plan by a resolution passed in accordance with the Listing Rules.

2	Defined terms and interpretation

2.1	Defined terms

In these Rules, unless the context otherwise requires:

Affected Options has the meaning given in Rule 22.

Affected Rights has the meaning given in Rule 22.

Applicable Law means one or more, as the context requires, of:

(a)	the Corporations Act;

(b)	the Corporations Regulations;

(c)	the Listing Rules;

(d)	any other applicable securities law or other laws;

(e)	any class order, declaration, exemption or modification made by ASIC pursuant to any of the abovementioned statutes, regulations or laws, or any waiver from the Listing Rules granted by ASX, on which the Company seeks to rely or that binds the Company in making any Offer or otherwise in connection with the operation of the Plan; and

(f)	the Constitution.

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Application means a duly completed and executed application for the issue of Shares, Options or Rights made by an Eligible Employee in respect of an Offer, in the form approved by the Board from time to time.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited ACN 008 624 691.

Bad Leaver has the meaning given in Rule 19.1.

Board means all or some of the Directors of the Company acting as a board or its delegate under section 198D of the Corporations Act.

Business Day means a day on which banks are open for general banking business in Melbourne, Victoria, excluding Saturdays, Sundays and public holidays.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Capital Reconstruction means any of the following events:

(a)	the Company issues Shares by way of capitalisation of profits or reserves;

(b)	the Company gives shareholders the right (pro-rata with existing shareholding and on terms including the payment of some consideration by the shareholders on exercising the right) to subscribe for additional Shares;

(c)	the Company subdivides or consolidates the Shares;

(d)	the Company returns issued share capital to holders of Shares;

(e)	the Company issues or cancels Shares on a pro-rata basis; or

(f)	the Company reorganises its issued capital in any other manner that is not referred to above (other than in lieu of dividends or by way of a dividend reinvestment).

Cashless Exercise has the meaning given in Rule 14.8.

Certificate means a certificate issued under Rule 13.3 in the form approved by the Board from time to time or, if the Board determines that Options or Rights are uncertificated, then a statement to the Participant disclosing the information in Rule 13.3.

Company means Engage:BDR Limited ACN 621 160 585.

Constitution means the constitution of the Company (as amended from time to time).

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Corporate Control Event means the occurrence of one or more of the following events:

(a)	an offer is made for Shares pursuant to a takeover bid under Chapter 6 of the Corporations Act and:

(i)	that offer is or becomes unconditional; and

(ii)	the bidder and its associates collectively have or acquire a relevant interest (as defined in the Corporations Act) in at least 50% of the Shares on issue,

or:

(iii)	the requirements in sub-paragraphs (a)(i) and (a)(ii) will be satisfied if some or all Unvested Shares, Unvested Options and Unvested Rights vest and the offer is accepted in respect of the resulting Vested Shares and Shares issued on exercise of the Vested Options and Vested Rights; or

(iv)	the Board otherwise determines that the requirements in sub-paragraphs (a)(i) and (a)(ii) are likely to be satisfied;

(b)	the Court makes an order under section 411(4)(b) of the Corporations Act approving a compromise or arrangement under Part 5.1 of the Corporations Act pursuant to which one or more third parties (acting alone or in concert, or forming part of the same corporate group) will acquire a relevant interest (as defined in the Corporations Act) in at least 50% of the Shares on issue, or the Board otherwise determines that the Court is likely to make such an order;

(c)	approval has been given by a resolution duly passed at a general meeting of the Company for an acquisition that would result in a person having voting power in the Company of more than 50% and:

(i)	the acquisition is completed, such that the person and their associates collectively have or acquire a relevant interest (as defined in the Corporations Act) in at least 50% of the Shares on issue; or

(ii)	the Board otherwise determines that sub-paragraph (c)(i) is likely to be satisfied; or

(d)	any other merger, consolidation or amalgamation involving the Company occurs or is proposed where both of the following apply:

(i)	the merger, consolidation or amalgamation results in the holders of Shares immediately prior to the merger, consolidation or amalgamation having relevant interests, in aggregate, in 50% or less of the voting shares in the body corporate resulting from the merger, consolidation or amalgamation; and

(ii)	the Board determines that the relevant circumstances constitute a Corporate Control Event for the purposes of these Rules.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Date of Grant means, with respect to a Share, Option or Right, the date on which the Board grants or issues the Share, Option or Right, as the case requires, to an Eligible Employee.

Deal or Dealing means, in relation to a Share, Option or Right:

(a)	to sell, transfer, assign, novate, swap, declare a trust over, grant a Security Interest over, dispose of or otherwise alienate or deal with any legal or equitable interest in the Share, Option or Right (as applicable); or

(b)	taking any steps or attempting to do any of the things set out in paragraph (a).

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Director means a director of the Company (including a non-executive director).

Eligible Employee means an Employee whom the Board determines is to be issued (or transferred) Shares, Options or Rights under the Plan.

Employee means:

(a)	a full-time or part-time employee of a body corporate in the Group (including any employee on parental leave, long service leave or other special leave as approved by the Board);

(b)	a director of a body corporate in the Group who holds a salaried employment or office in a body corporate in the Group;

(c)	a Director (whether executive or non-executive); or

(d)	such other persons as the Directors or the Board determine should be issued (or transferred) Shares, Options or Rights under the Plan.

Exercise Period means the period commencing on the First Exercise Date and ending on the Last Exercise Date.

Exercise Price means the amount (if any) payable by the holder of an Option or Right on the exercise of the Option or Right, being the amount (or manner of determining the amount) fixed at the time of the issue of the Option or Right and as determined under Rule 5.5.

Final Acceptance Date has the meaning given in Rule 5.3(c).

First Exercise Date with respect to an Option or Right means the date specified in an Offer (or determined under Rule 19.3(a)).

Forfeited Shares means Shares, the ownership of which has been or is (as the case may be) required to be forfeited under the Rules.

Good Leaver has the meaning given in Rule 19.2.

Grant Conditions means the conditions (if any) determined by the Board and specified in (or attached to) an Offer which are, subject to these Rules, required to be satisfied, reached or met before a Share, Option or Right will be granted.

Group means the Company and its Subsidiaries.

Holding Lock means a mechanism arranged or approved by the Board and administered by the Company (including through its share registry) that prevents Shares being disposed of by a Participant.

Holding Statement means a statement issued by the share registry of the Company detailing a Participant’s holding of Shares.

Issue Price means the amount (if any) payable per Share, Option or Right by an Eligible Employee on application for Shares, Options or Rights offered under an Offer.

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Last Exercise Date with respect to an Option or Right means:

(a)	the date specified in an Offer or Certificate; or

(b)	if no date is specified in an Offer or Certificate, the date two years after the First Exercise Date.

Legal Personal Representative means the executor of the will or an administrator of the estate of a deceased person, the trustee of the estate of a person under a legal disability or a person who holds an enduring power of attorney granted by another person.

Listing Rules means the listing rules of the ASX or of another exchange as they apply to the Company from time to time.

Market Value means, in relation to a Share, the volume weighted average closing sale price of a Share sold on the ASX over the last 5 trading days immediately before the relevant date.

Nominated Party means, in respect of an Eligible Employee:

(a)	that person’s spouse;

(b)	that person’s biological or legally adopted child of at least 18 years of age;

(c)	a trustee or trustees of a trust set up wholly for the benefit of one or more Eligible Employees or a person mentioned in paragraphs (a) or (b);

(d)	a company in which all of the issued shares are beneficially held by, and all of the voting rights are beneficially held by:

(i)	the Eligible Employee; or

(ii)	a person or persons mentioned in paragraphs (a), (b) or (c) above; or

(e)	any other person approved by the Company provided that the person is an Associate (as defined in section 318(1) of the Income Tax Assessment Act 1936 (Cth)).

Notice of Exercise means a duly completed and executed notice of exercise of an Option or Right by a Participant, in the form approved by the Board from time to time.

Offer means an invitation to an Eligible Employee to apply for the issue (or transfer) of Shares, Options or Rights pursuant to the Plan.

Option means an option issued to a Participant under the Plan to acquire a Share, subject to the terms of the Offer and these Rules.

Option Vesting Conditions means the performance, vesting or other conditions (if any) determined by the Board and specified in a Certificate or Offer which are, subject to these Rules, required to be satisfied, reached or met before an Option vests and can, during the Exercise Period, be exercised.

Participant means a person who holds Shares, Options or Rights issued under the Plan and includes, if a Participant dies or becomes subject to a legal disability, the Legal Personal Representative of the Participant.

Plan means the Engage:BDR Options and Performance Rights Plan, governed by these Rules.

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Redundancy means the termination or cessation of a Participant’s employment or office with a body corporate in the Group as a result of redundancy.

Restriction Period means the period determined by the Board (if any) and specified in an Offer as the period during which Shares acquired (either directly or upon the exercise of an Option or Right) will be Restricted Shares and held in the Plan and subject to the restrictions on disposal under Rule 18.

Restricted Shares has the meaning given to this term in Rule 18.1.

Right means a conditional right issued to a Participant under the Plan to receive a Share, subject to the terms of the Offer and these Rules.

Right Vesting Conditions means the performance, vesting or other conditions determined by the Board (if any) and specified in a Certificate or Offer which are, subject to these Rules, required to be satisfied, reached or met before a Right vests and can, during the Exercise Period, be exercised.

Rules means the rules governing the operation of the Plan set out in this document as amended from time to time.

Security Interest means a mortgage, charge, pledge, lien, encumbrance or other third party interest of any nature (including the registration or perfection of that security interest under the Personal Property Securities Act 2009 (Cth).

Shares means fully paid ordinary shares in the capital of the Company.

Share Vesting Conditions means the conditions (if any) determined by the Board and specified in the terms of the Offer under which a Share is offered, limiting the rights of the Participant holding the Share to Deal in the Share or which might result in forfeiture of the Share.

Special Circumstance means with respect to a Participant:

(a)	Total and Permanent Disablement;

(b)	Redundancy; or

(c)	the death of the Participant.

Subsidiary means:

(a)	a body corporate of which the Company is a holding company (as defined in Division 6 of Part 1.2 of the Corporations Act) that the Board has approved for participation in the Plan; or

(b)	a body corporate in which the Company has voting power of not less than 20% (determined under section 610 of the Corporations Act) that the Board has approved for participation in the Plan.

Tax includes any tax, levy, impost, goods and services tax, deduction, charge, rate, contribution, duty or withholding which is assessed (or deemed to be assessed), levied, imposed or made by any government or any governmental, semi-governmental or judicial entity or authority together with any interest, penalty, fine, charge, fee or other amount assessed (or deemed to be assessed), levied, imposed or made on or in respect of any or all of the foregoing.

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Total and Permanent Disablement means the termination or cessation of a Participant’s employment with a body corporate in the Group as a result of total and permanent disablement, as determined by the Board.

Unvested Share means a Share to which Share Vesting Conditions attach under this Plan.

Unvested Option means an Option that is not a Vested Option.

Unvested Right means a Right that is not a Vested Right.

Vested Option means an Option in respect of which all of the Option Vesting Conditions (if any) have been satisfied or waived.

Vested Right means a Right in respect of which all of the Right Vesting Conditions (if any) have been satisfied or waived.

Vested Share means a Share the subject of an Offer in respect of which the Board has determined that all of the Share Vesting Conditions (if any) attaching to the Share have been satisfied or waived in accordance with Rule 8.9.

Vesting Conditions means Share Vesting Conditions, Option Vesting Conditions and Right Vesting Conditions.

Vesting Notice means a notice to a holder of a Share, Option or Right that, to the extent specified in the vesting notice, the Vesting Conditions applicable to the Share, Option or Right have been satisfied, or waived by the Board.

Vesting Period means the period (if any) determined by the Board and specified in the terms of an Offer during which:

(a)	in the case of an Offer of Shares, the Shares will be subject to any Share Vesting Conditions; and

(b)	in the case of an Offer of Options or Rights, any Option Vesting Conditions or Right Vesting Conditions (as applicable) are required to be satisfied (unless such Vesting Conditions are waived in accordance with these Rules) before the Options or Rights vest and can, during the Exercise Period, be exercised.

2.2	Interpretation

In these Rules, unless the context otherwise requires:

(a)	headings are for convenience only and do not affect the interpretation of these Rules;

(b)	reference to any legislation or a provision of any legislation includes a modification or re-enactment of the legislation or a legislative provision substituted for, and all legislation and statutory instruments and regulations issued under, the legislation;

(c)	words denoting the singular include the plural and vice versa;

(d)	words denoting a gender include the other genders;

(e)	reference to any document or agreement includes reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

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(f)	where any word or phrase is given a defined meaning in these Rules, any part of speech or other grammatical form of that word or phrase has a corresponding meaning;

(g)	reference to a rule or paragraph is a reference to a rule or paragraph of these Rules, or the corresponding Rule or Rules of the Plan as amended from time to time; and

(h)	where an act or thing must be done on a particular day or within a particular period, that act or thing must be done before, and that period ends at, 5.00pm Melbourne, Australia time on the relevant day.

2.3	Primary instruments

These Rules are to be interpreted subject to the Applicable Laws.

3	Principal conditions

3.1	Compliance with laws

No Share, Option or Right may be issued to, or exercised by, an Eligible Employee or Participant if to do so would contravene an Applicable Law.

3.2	No prohibited financial assistance

No person may, whether directly or indirectly, provide financial assistance which is prohibited by the Corporations Act to an Eligible Employee for the purposes of, or in connection with, the acquisition of Shares, Options or Rights under the Plan.

3.3	Plan limit

An Offer of Shares, Options or Rights must not be made if the total number of Shares (or, in respect of Options or Rights, the total number of Shares which would be issued if those Options or Rights were exercised), plus:

(a)	the total number of Shares which would be issued if all outstanding Offers were accepted and all outstanding Options and Rights were exercised or vested (as applicable) (and all outstanding Offers, Options and Rights under any other employee incentive scheme of the Company were accepted, exercised or vested (as applicable)); and

(b)	the number of Shares issued during the previous three years pursuant to the Plan or any employee incentive scheme of the Company,

would exceed the greater of the last specific number approved by shareholders under the ASX Listing Rules or 5% of the total number of issued Shares as at the time of the issuing the Shares, Options or Rights under the Offer.

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3.4	Director participation

Neither Shares, Options nor Rights may be issued to persons referred to in Listing Rule 10.14.1, 10.14.2 or 10.14.3^ pursuant to the Plan unless prior approval of the Company’s shareholders is obtained in accordance with the Listing Rules (to the extent required).

4	Operation of the Plan

The Plan operates according to these Rules which bind the Company, any Subsidiary and each Participant.

5	Offers

5.1	Board may make Offer

Subject to these Rules, the Board may from time to time make an Offer to an Eligible Employee.

5.2	Form of Offer

An Offer must be in writing and, subject to Rule 5.3, the form of the Offer and the form of the Application accepting the invitation constituted by the Offer must be as approved by the Board from time to time.

5.3	Information contained in Offer

An Offer must state:

(a)	the name and address of the Eligible Employee to whom the Offer is made;

(b)	the date of the Offer;

(c)	the final date that a Participant may accept the invitation constituted by the Offer (Final Acceptance Date);

(d)	the maximum number of Shares, Options or Rights for which the Eligible Employee may make an Application;

(e)	the Grant Conditions (if any) attaching to the Shares, Options or Rights the subject of the Offer;

(f)	in respect of an Offer of Shares:

(i)	the Share Vesting Conditions (if any) attaching to the Shares the subject of the Offer;

(ii)	the Issue Price (if any) or the manner of determining the Issue Price (if any) of the Shares the subject of the Offer; and

(iii)	the terms and conditions of any loan that the Company will make to the Participant (if applicable) for the purpose of acquiring or subscribing for Shares the subject of the Offer;

^ Persons referred to in Listing Rules 10.14.1, 10.14.2 and 10.14.3 are Directors of the Company, their associates and persons whose relationship with the Company or to any of the Directors of the Company or their associates is such that, in ASX’s opinion, the acquisition should be approved by shareholders.

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(g)	in respect of an Offer of Options or Rights:

(i)	the Issue Price (if any) or the manner of determining the Issue Price (if any) of the Options or Rights the subject of the Offer;

(ii)	the First Exercise Date of the Options or Rights the subject of the Offer;

(iii)	the Last Exercise Date of the Options or Rights the subject of the Offer;

(iv)	the Exercise Price (if any) or the manner of determining the Exercise Price (if any) of the Options or Rights the subject of the Offer;

(v)	the Option Vesting Conditions (if any) attaching to the Options or the Right Vesting Conditions (if any) attaching to the Rights the subject of the Offer; and

(vi)	if the Shares to be issued or transferred upon exercise of the Options or Rights the subject of the Offer are to be Restricted Shares under Rule 18.1, details of the restriction;

(h)	the Vesting Period (if any) applicable to the Shares, Options or Rights the subject of the Offer; and

(i)	any other specific terms and conditions applicable to the Offer.

5.4	Number of Shares, Options or Rights

Subject to Rule 3, the number of Shares, Options or Rights the subject of an Offer to an Eligible Employee is as determined by the Board.

5.5	Issue Price and Exercise Price

The Issue Price (if any) in respect of a Share, Option or Right and the Exercise Price (if any) in respect of an Option or Right (subject to any adjustment under Rule 17) is as determined by the Board.

5.6	Loan funded Shares

Subject to Applicable Law, the Board may determine that a loan may be made by the Company to a Participant for the purpose of acquiring or subscribing for Shares the subject of an Offer, on such terms as determined by the Board.

5.7	Terms

The terms and conditions applicable to an Offer, including the Final Acceptance Date, the First Exercise Date, the Last Exercise Date, any Grant Conditions, any Vesting Conditions and any Vesting Period, are as determined by the Board (in its absolute discretion).

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5.8	Exercise Price and Issue Price in Australian dollars

The Issue Price (if any) in respect of a Share, Option or Right and the Exercise Price (if any) in respect of an Option or Right must be denominated and payable in Australian dollars, unless otherwise determined by the Board.

5.9	Offer personal

An Offer under the Plan is personal to the Eligible Employee to whom it is made and, accordingly, the invitation constituted by an Offer may only be accepted by, and Shares, Options or Rights may only be issued (or transferred) to, the Eligible Employee to whom the Offer is made or a Nominated Party of the Eligible Employee (if approved by the Board).

6	Application for Shares, Options and Rights

6.1	Acceptance of Offer

(a)	Subject to Rule 6.1(b), an Eligible Employee may accept the invitation constituted by an Offer by giving to the Company an Application (and in the case of an Offer for Shares, Options or Rights that have an Issue Price, payment of the relevant amount) by the Final Acceptance Date. In the Application, the Eligible Employee may apply for Shares, Options or Rights the subject of the Offer to be granted or issued to him or her or to a Nominated Party (if approved by the Board).

(b)	An Eligible Employee may not accept the invitation constituted by an Offer, and an Application will not be accepted if, at the date the Application would otherwise be accepted:

(i)	the Eligible Employee is not an Employee;

(ii)	the Eligible Employee has given notice of his or her resignation as an Employee; or

(iii)	the Eligible Employee has been given notice of termination of employment as an Employee or if, in the opinion of the Board, the Eligible Employee has tendered his or her resignation to avoid such dismissal’.

6.2	Application for Shares, Options or Rights the subject of an Offer

An Eligible Employee may in his or her discretion accept the invitation constituted by an Offer, in whole or in part, in multiples of 10,000 Shares, Options or Rights or another multiple of Shares, Options or Rights as the Board may allow for the Eligible Employee. An Eligible Employee cannot accept less than the number of Shares, Options or Rights that would constitute the minimum parcel determined by the Board.

6.3	Lapse of Offer

An Offer not accepted in accordance with Rule 6.1 will lapse at 5:00pm Melbourne time on the Final Acceptance Date.

6.4	Withdrawal of Offer

(a)	The Board reserves the right (subject to any Applicable Law) to withdraw an Offer made to an Eligible Employee, provided that Offer has not yet been accepted in accordance with Rule 6.1.

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(b)	The Board may withdraw an Offer under Rule 6.4(a) by providing a notice in writing to the Eligible Employee.

7	Issue of Shares

7.1	Acceptance by Eligible Employee

By accepting an Offer for Shares in accordance with Rule 6.1, the Eligible Employee and the Nominated Party (if applicable) will be taken to have:

(a)	agreed to become a shareholder and be bound by the Constitution;

(b)	agreed to become a Participant bound by these Rules; and

(c)	irrevocably offered to acquire Shares:

(i)	under, and subject to, these Rules; and

(ii)	on and subject to the terms and conditions of the Offer.

7.2	Acceptance by Company

(a)	Subject to the terms and conditions included in an Offer, the Company will register that number of Shares set out in the Application in the name of the relevant Eligible Employee or Nominated Party (if applicable). Nothing in any Offer or Application, or in these Rules, will be taken to confer on any Eligible Employee or Nominated Party (if applicable) any right or title to or interest in, any Shares until the Shares are so registered.

(b)	The Company will give notice, or cause notice to be given (including via a Holding Statement), to a Participant (or any person authorised to receive such notice on the Participant’s behalf), in accordance with the Listing Rules, of the registration in the Participant’s name of Shares issued under the Plan, including information on the following:

(i)	the number of Shares issued to the Participant;

(ii)	the Date of Grant of those Shares;

(iii)	the Share Vesting Conditions (if any) attaching to the Shares;

(iv)	the Vesting Period (if any) applicable to the Shares; and

(v)	any other specific terms and conditions applicable.

7.3	Clearance of Issue Price

The Company is not obliged to issue Shares to the Participant until payment of the Issue Price (if any) is received by the Company in cleared funds.

7.4	Shares to rank equally

Unless otherwise determined by the Board at the time of an Offer, all Shares issued (or transferred) pursuant to the Offer will rank equally with existing Shares on and from their Date of Grant.

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7.5	ASX quotation

The Company will apply (at its expense) to the ASX for the official quotation of any Shares issued to Participants for the purposes of the Plan to the extent required by Listing Rule 2.4.

8	Share Vesting Conditions

8.1	Conditions

The Board may offer Shares with such conditions relating to the Dealing or forfeiture of the Shares as determined by the Board from time to time.

8.2	Compliance by Participant

Each Participant undertakes to:

(a)	only Deal in the Shares as permitted by the Share Vesting Conditions (if any); and

(b)	observe all Share Vesting Conditions attached to the Shares issued to them.

8.3	No hedging

If restricted by Applicable Law, a Participant may not enter into any arrangement for the purpose of hedging, or otherwise affecting their economic exposure to any Unvested Shares.

8.4	Refusal to register transfer

(a)	Subject to the Listing Rules, the Company must refuse to register a paper-based transfer, and must apply or cause to be applied a Holding Lock to prevent a transfer, of any Shares to which Share Vesting Conditions attach, and the Board on behalf of the Company may take any other steps that it considers necessary or appropriate, to enforce and give effect to any Dealing restrictions under the Share Vesting Conditions.

(b)	Each Participant irrevocably authorises the Board on behalf of the Company to apply a Holding Lock to any Shares to which Share Vesting Conditions attach held by that Participant.

8.5	Retention of Holding Statements

Until any Share Vesting Conditions for a Share are satisfied and any restriction on Dealing in the Share imposed by Rule 8.1 expires, if required by the Company, the Company may retain the Holding Statements in relation to the Share and any shares issued with respect to the Share under a bonus issue. The Company will promptly deliver any Holding Statements in relation to a Share which it holds to the Participant on the satisfaction of all Share Vesting Conditions for the Share and expiry of any Dealing restrictions on the Share imposed under Rule 8.1.

8.6	Share Vesting Conditions to apply to Shares

Any Shares that a Participant acquires in respect of Shares to which Share Vesting Conditions attach pursuant to a rights issue or bonus share issue by the Company will also be deemed to have the same Share Vesting Conditions attached.

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8.7	Waiver

The Board may, at its discretion, by notice to the Participant, reduce or waive the Share Vesting Conditions attaching to Shares in whole or in part at any time and in any particular case.

8.8	Vesting

If the grant or offer of Shares is subject to Share Vesting Conditions, the Company must give a Participant a Vesting Notice upon the Share Vesting Conditions relating to the Shares issued (or transferred) to the Participant having been satisfied, or waived by the Board.

8.9	Shares cease to be subject to Shares Vesting Conditions

On the earliest of:

(a)	a determination by the Board that any Share Vesting Conditions have been satisfied, reached or met; and

(b)	the Board making a determination to waive any applicable Share Vesting Conditions under Rule 8.7,

then:

(c)	the relevant Shares become Vested Shares and cease to be subject to the restrictions under this Rule 8 and the forfeiture provisions under Rule 9; and

(d)	the Board must, as soon as reasonably practicable, lift the Holding Lock in respect of the relevant Shares and must notify the holder of the Shares that the Holding Lock has been lifted.

8.10	Notification upon request by Participant

The Company must, if requested, notify the holder of the Shares of the particular time when the Holding Lock was lifted under Rule 8.9.

9	Forfeiture of Shares

9.1	Forfeiture of Unvested Shares

If a Participant holds any Unvested Shares, the Participant’s ownership of those Unvested Shares will be forfeited by the Participant (or any person claiming through the Participant) to the Company (or otherwise as directed by the Board) on the earliest of:

(a)	the date on which any Share Vesting Condition applicable to the Unvested Shares is not capable of being satisfied, reached or met in accordance with its terms;

(b)	the Board determining that a Share Vesting Condition applicable to the Unvested Shares is not capable of being satisfied, reached or met in accordance with its terms;

(c)	the Unvested Shares being forfeited in accordance with Rule 19;

(d)	the Unvested Shares being forfeited in accordance with Rule 20;

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(e)	the Unvested Shares being forfeited in accordance with Rule 23; or

(f)	unless the Board determines otherwise:

(i)	the Participant purporting to Deal in the Unvested Shares in breach of the Share Vesting Conditions attaching to those Unvested Shares, other than as permitted under these Rules; or

(ii)	the Participant purporting to enter into any arrangement in respect of the Unvested Shares in breach of Rule 8.3.

9.2	Treatment of Forfeited Shares

(a)	As soon as reasonably practicable after Forfeited Shares are transferred to the Company, the Company must:

(i)	sell those Forfeited Shares in the ordinary course of trading on the stock market of the ASX;

(ii)	cancel the Forfeited Shares; or

(iii)	deal with the Forfeited Shares in any other manner determined by the Board from time to time.

(b)	For the avoidance of doubt, the Company will hold full legal and beneficial title to any Forfeited Shares which are transferred to the Company pursuant to any power of attorney granted by a Participant under Rule 25 at all times until those Forfeited Shares are disposed of by the Company.

9.3	Effect of forfeiture

For the avoidance of doubt, no consideration or compensation will be payable to a Participant for, or in relation to, the forfeiture by the Participant of ownership of Shares held under the Plan.

9.4	Conditions on forfeiture

In making any determination as to the forfeiture or otherwise of the ownership of Unvested Shares or other entitlements under Rule 9, the Board may impose any conditions that it thinks fit.

10	Voting rights and dividends

(a)	Unless otherwise resolved by the Board when it makes an Offer, and subject to the terms of issue of the relevant Shares, a Participant may exercise (whether in person or by proxy) any voting rights attaching to the Shares registered in the Participant’s name which were the subject of the Offer.

(b)	The Board may determine, at the time of an Offer of Shares to a Participant, whether the Participant is entitled to all dividends declared or paid on Unvested Shares (including whether any such dividends are to be held in escrow until the Shares are fully vested or applied in repayment of any outstanding loan in respect of the Shares).

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11	Bonus issues

Unless otherwise resolved by the Board when it makes an Offer, a Participant who holds the Shares issued pursuant to the Offer has the same entitlement as any other shareholder in the Company to participate in any bonus issue, provided however, if the Shares held by the Participant are subject to any Share Vesting Conditions or any restrictions on sale imposed under Rule 8.1, any shares issued to a Participant under the bonus issue will be subject to these Rules as if those shares were Shares issued under the Offer made to the Participant.

12	Capital reconstructions

In the event of a Capital Reconstruction, subject to any provision in the Listing Rules, the Board may adjust any or all of the number of Shares issued pursuant to the Offer to a Participant as the Board deems appropriate.

13	Issue of Options or Rights

13.1	Acceptance by Eligible Employee

By accepting an Offer for Options or Rights in accordance with Rule 6.1, the Eligible Employee and the Nominated Party (if applicable) will be taken to have:

(a)	agreed to become a Participant bound by these Rules; and

(b)	irrevocably offered to acquire Options or Rights:

(i)	under, and subject to, these Rules; and

(ii)	on and subject to the terms and conditions of the Offer.

13.2	Acceptance by Company

Unless provided for otherwise in an Offer, the Company will be deemed to have accepted an Eligible Employee’s Application in respect of an Offer for Options or Rights on the issue to the Eligible Employee or Nominated Party (if applicable) of the Options or Rights the subject of the Application, and the notification to the Eligible Employee or Nominated Party (if applicable) of the Date of Grant of those Options or Rights (including via the issue of an Option or Right Certificate). Nothing in any Offer or Application, or in these Rules, will be taken to confer on any Eligible Employee or Nominated Party (if applicable) any right or title to or interest in, any Options or Rights until such issue occurs and notice is provided.

13.3	Certificates

The Company must give a Participant one or more Certificates stating (or which, if applicable, attach a separate document stating):

(a)	the number of Options or Rights issued to the Participant;

(b)	the Issue Price (if any) of those Options or Rights;

(c)	the Exercise Price (if any) of those Options or Rights;

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(d)	the Date of Grant of those Options or Rights;

(e)	the First Exercise Date of the Options or Rights;

(f)	the Last Exercise Date of the Options or Rights;

(g)	the Option Vesting Conditions (if any) attaching to the Options or Right Vesting Conditions (if any) attaching to the Rights;

(h)	the Vesting Period (if any) applicable to the Options or Rights;

(i)	if the underlying Shares over which the Option or Right is exercisable are to be Restricted Shares under Rule 18.1, details of the restriction; and

(j)	any other specific terms and conditions applicable.

13.4	Consideration for Options and Rights

If Options or Rights are issued with an Issue Price of zero, the Options or Rights will be issued for consideration comprising the services that are expected to be provided by an Eligible Employee to or for the benefit of the Group and no further monetary or other consideration will be payable in respect of the issue of an Option or Right.

13.5	Entitlement to underlying Shares

(a)	Subject to these Rules, each Option confers on its holder the entitlement to acquire (by way of issue or transfer) one Share at the Exercise Price (if any).

(b)	Subject to these Rules, each Right confers on its holder the entitlement to receive (by way of issue or transfer) one Share at the Exercise Price (if any).

13.6	Interest in Shares

A Participant has no right or interest in a Share the subject of an Option or Right held by the Participant unless and until the Share is issued to that Participant pursuant to the exercise of an Option or Right under these Rules and does not have any rights to dividends, rights to vote or rights to the capital of the Company as a result of holding an Option or Right. Subject to the Corporations Act and the Constitution, Participants will not, as holders of Options or Rights, have any right to attend or vote at general meetings of holders of Shares.

14	Exercise of Options and Rights

14.1	Exercise during Exercise Period

Subject to Rules 3.1, 14.2, 14.4 and 14.5 an Option or Right may be exercised at any time during the Exercise Period for that Option or Right.

14.2	Exercise before Exercise Period

An Option or Right may be exercised before the Exercise Period if permitted by a determination under Rule 19.3(a).

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14.3	First Exercise Date

The Certificate or Offer will specify the First Exercise Date in respect of an Option or Right. The exercise of an Option or Right after the First Exercise Date is subject to any Vesting Conditions under Rule 14.4.

14.4	Vesting Conditions

Subject to Rule 14.5, if the Certificate or Offer in respect of an Option or Right specifies any Vesting Conditions, the Option or Right may not be exercised unless and until those Vesting Conditions have been satisfied, reached or met.

14.5	Waiver of Vesting Conditions

The Board may, at its discretion, by notice to the Participant reduce or waive the Vesting Conditions attaching to Options or Rights in whole or in part at any time.

14.6	Vesting

If the grant or offer of an Option or Right is subject to Vesting Conditions, the Company must give a Participant a Vesting Notice as soon as practicable after the Vesting Conditions relating to the Option or Right granted or issued to the Participant have been satisfied, or waived by the Board (as applicable).

14.7	Exercise of Options and Rights

(a)	Subject to these Rules, Vested Options and Vested Rights which have not lapsed may be exercised by the Participant giving to the Company:

(i)	a Notice of Exercise signed by the Participant;

(ii)	the Certificate for those Options or Rights; and

(iii)	if there is an Exercise Price for the Options or Rights, payment in the amount of the number of Options or Rights being exercised by the Participant multiplied by the Exercise Price (in cleared funds), but no Participant shall be able to exercise an Option or Right that remains subject to Vesting Conditions that have not been satisfied, reached or met, or else waived under Rule 14.5.

(b)	By exercising a Vested Option or Vested Right in accordance with Rule 14.7(a), a Participant irrevocably offers to acquire the relevant Shares.

14.8	Cashless exercise of Options and Rights

If an Exercise Price is payable on the exercise of Options or Rights, the Board may determine to permit the Participant to exercise those Options or Rights by way of a Cashless Exercise. If Options or Rights are exercised by Cashless Exercise, on exercise of the Options or Rights:

(a)	the Participant will not be required to pay the Exercise Price for the Options or Rights in cleared funds;

(b)	the Company will only issue or transfer that number of Shares to the Participant that have a value equal to the then total Market Value of the Shares that would have been issued or transferred to the Participant if the Options or Rights had been exercised other than by way of Cashless Exercise, less the total amount of the Exercise Price that would otherwise have been payable on exercise of the Options or Rights (with the number of Shares rounded down); and

(c)	all outstanding Options or Rights subject to the Cashless Exercise will be cancelled, or otherwise dealt with as determined by the Board.

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14.9	Participant agrees to be bound

By exercising an Option or a Right, a Participant will be taken to have agreed to become a shareholder and be bound by the Constitution.

14.10	Issue of Shares

Subject to these Rules, on the exercise of an Option or a Right, the Company must:

(a)	procure the transfer of a Share; or

(b)	issue and allot a Share,

as soon as reasonably practicable (subject to Rule 14.11) to the Participant.

14.11	Clearance of Exercise Price

Subject to Rule 14.8, the Company is not obliged to issue Shares on exercise of Options or Rights until payment of the Exercise Price (if any) has been received by the Company in cleared funds from the Participant.

14.12	Exercise all or some Options or Rights

(a)	A Participant may only exercise Options and Rights in multiples of 10,000 or another multiple as the Board determines, unless the Participant exercises all Options or Rights covered by a Vesting Notice able to be exercised by him or her at that time.

(b)	The exercise by a Participant of only some of the Vested Options or Vested Rights held by the Participant does not affect the Participant’s right to exercise at a later date other Vested Options or Vested Rights held by the Participant that have not lapsed (whether those other Vested Options or Vested Rights have the same First Exercise Date or otherwise).

14.13	Replacement Certificate

If a Participant submits a Notice of Exercise in respect of only part of the Options or Rights covered by a Certificate, the Company must issue a Certificate stating the remaining number of Options or Rights held by the Participant that have not lapsed.

14.14	Shares rank equally

Unless otherwise determined by the Board at the time of an Offer, Shares issued on the exercise of Options or Rights rank equally with all existing Shares on and from the date of issue.

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15	Lapse of Options and Rights

15.1	Lapse of Options and Rights

Unless otherwise specified in the Vesting Conditions or determined otherwise by the Board an Option or Right lapses on the earlier of:

(a)	the date on which any Vesting Condition applicable to the Option or Right is not capable of being satisfied, reached or met in accordance with its terms;

(b)	the Board determining that a Vesting Condition applicable to the Option or Right is not capable of being satisfied, reached or met in accordance with its terms;

(c)	the day immediately following the Last Exercise Date;

(d)	the Option or Right lapsing in accordance with Rule 19;

(e)	the Option or Right lapsing in accordance with Rule 20;

(f)	the Option or Right lapsing in accordance with Rule 21;

(g)	the Option or Right lapsing in accordance with Rule 23; or

(h)	unless the Board determines otherwise:

(i)	the Participant purporting to Deal in the Option or Right in breach of Rule 16.2, other than as permitted under these Rules; or

(ii)	the Participant purporting to enter into any arrangement in respect of the Option or Right in breach of Rule 16.3.

15.2	On lapsing

Where a Participant’s Options or Rights have lapsed under Rule 15.1:

(a)	all rights of a Participant under the Plan in respect of those Options or Rights are forfeited; and

(b)	the Company will:

(i)	notify the Participant that the Options or Rights have lapsed;

(ii)	cancel the Options or Rights;

(iii)	if only part of the Options or Rights covered by a Certificate have lapsed, issue a Certificate stating the remaining number of Options or Rights held by the Participant that have not lapsed; and

(iv)	not be liable for any damages or other amounts to the Participant in respect of the Options or Rights.

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16	Dealings with Options and Rights

16.1	Options and Rights personal

Except where Options or Rights have been transferred under Rule 16.4, Options and Rights held by a Participant are personal to the Participant and may not be exercised by another person.

16.2	No unauthorised Dealing

Except as permitted under Rule 16.4, a Participant must not engage in any Dealing with an Option or Right or any interest in an Option or Right, and any such Dealing is not recognised in any manner by the Company.

16.3	No hedging

If restricted by Applicable Law, a Participant may not enter into any arrangement for the purpose of hedging, or otherwise affecting their economic exposure to any Options or Rights.

16.4	Permitted transfer of Options and Rights

The Board may determine that Options or Rights may be transferred by an instrument of transfer, in the following circumstances:

(a)	a transfer constituting the necessary transfer documents following an acceptance of an offer made under an off-market bid relating to Options or Rights;

(b)	a transfer to a bidder on the sale of the Options or Rights under Division 3 of Part 6A.1 of the Corporations Act;

(c)	a transfer to a 100% holder on the sale of the Options or Rights under Division 2 of Part 6A.2 of the Corporations Act;

(d)	a transfer under Part 6A.3 of the Corporations Act to a person entitled to acquire the Options or Rights under section 661A or 664A of the Corporations Act; or

(e)	a transfer approved by the Board in those circumstances as may be determined by the Board.

The Board must notify Participants if a circumstance set out in this Rule 16.4 occurs and the Board authorises the transfer of Options or Rights pursuant to this Rule.

17	Participation rights, bonus issues, rights issues, reorganisations of capital and winding up in respect of Options and Rights

17.1	Application of this Rule

(a)	This Rule 17 applies to Participants who hold Options or Rights that they have not yet exercised, provided the Options or Rights have not lapsed in accordance with the Rules.

(b)	This Rule 17 applies subject to the Listing Rules whilst the Company is admitted to the official list of the ASX.

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17.2	New issues

Participants holding Options or Rights are not entitled to participate in any new issue to existing holders of securities in the Company unless:

(a)	they have become entitled to exercise their Options or Rights under the Plan; and

(b)	they do so before the record date for the determination of entitlements to the new issue of securities and participate as a result of being holders of Shares.

The Company shall give Participants, in accordance with the Listing Rules, notice of any new issue of securities before the record date for determining entitlements to the new issue.

17.3	Bonus issues

If the Company makes (whether before or during the Exercise Period) a bonus issue of Shares or other securities to existing holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) and no Share has been issued in respect of an Option or Right before the record date for determining entitlements to the bonus issue, then the number of underlying Shares over which the Option or Right is exercisable is increased by the number of Shares which the Participant would have received if the Participant had exercised the Option or Right prior to such record date.

17.4	Pro-rata issues

If the Company makes (whether before or during the Exercise Period) a pro-rata issue of Shares (except a bonus issue) to existing holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) and no Share has been issued in respect of an Option or Right before the record date for determining entitlements to the issue, the Exercise Price (if any) of the Option or Right is reduced in accordance with the Listing Rules.

17.5	Reorganisation of capital

If there is a reorganisation of capital of the Company (whether before or during the Exercise Period) then the rights of a Participant (including the number of Options or Rights to which each Participant is entitled and the Exercise Price, if any) are amended in accordance with the Listing Rules or as would be required by the Listing Rules if the Company was subject to the Listing Rules at the time of the reorganisation.

17.6	Winding up

If (whether before or during the Exercise Period) a resolution for a members’ voluntary winding up of the Company is proposed (other than for the purpose of a reconstruction or amalgamation) the Board may, in its absolute discretion, give written notice to Participants of the proposed resolution. Subject to the applicable Vesting Conditions, the Participants may, during the period referred to in the notice, exercise their Options or Rights if the Exercise Period for the Options or Rights has not expired.

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17.7	Fractions of Shares

For the purposes of this Rule 17, if Options or Rights are exercised simultaneously, then the Participant may aggregate the number of Shares or fractions of Shares for which the Participant is entitled to subscribe. Fractions in the aggregate number only will be disregarded in determining the total entitlement of a Participant.

17.8	Calculations and adjustments

Any calculations or adjustments which are required to be made under this Rule 17 will be made by the Board and, in the absence of manifest error, are final and conclusive and binding on the Company and the Participant.

17.9	Notice of change

The Company must, within a reasonable period, give to each Participant notice of any change under Rule 17 to the Exercise Price (if any) of any Options or Rights held by the Participant or to the number of Shares which the Participant is entitled to subscribe for on exercise of an Option or Right.

18	Restriction on disposal of Shares acquired pursuant to exercise of Options or Rights

18.1	Restricted Shares

The Shares acquired under this Plan pursuant to exercise of Options or Rights may be subject to restriction on disposal under this Rule 18 (Restricted Shares).

18.2	No disposal whilst Shares in Plan

The Holding Statement may specify the length of time during which Shares will be subject to a Restriction Period. A holder of Restricted Shares must not dispose of or engage in any Dealing with any of those Restricted Shares or any interest in those Restricted Shares while those Restricted Shares are held in the Plan and subject to these Rules.

18.3	No hedging

If restricted by Applicable Law, a Participant may not enter into any arrangement for the purpose of hedging or otherwise affecting their economic exposure to any Restricted Shares while those Restricted Shares are held in the Plan and subject to these Rules.

18.4	Waiver

The Board may, at its discretion, by notice to the Participant, reduce or waive the period in which Restricted Shares are subject to restriction on disposal under this Rule 18.4.

18.5	Refusal to register transfer

(a)	Subject to the Listing Rules, the Company must refuse to register a paper-based transfer, and must apply or cause to be applied a Holding Lock to prevent a transfer, of any Restricted Shares, and the Board on behalf of the Company may take any other steps that it considers necessary or appropriate, to enforce and give effect to the disposal restrictions under this Rule 18.5.

(b)	Each Participant irrevocably authorises the Board on behalf of the Company to apply a Holding Lock to any Restricted Shares held by that Participant.

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18.6	Withdrawal of Restricted Shares

A holder of Restricted Shares may at any time, by serving on the Company a written withdrawal notice in a form approved by the Board, apply to withdraw from the Plan a portion of or all Restricted Shares held by the holder. The Board may determine in its discretion whether to grant a request made under this Rule 18.6.

18.7	Cease to be in Plan

On the earliest of:

(a)	the expiry of any applicable Restriction Period;

(b)	the acceptance by the Board of a request under Rule 18.6; and

(c)	the Board making a determination to release some or all of the Restricted Shares under Rule 18.4,

then:

(d)	the relevant Restricted Shares will cease to be held in the Plan and subject to these Rules;

(e)	the relevant Restricted Shares will cease to be subject to the restrictions under this Rule 18;

(f)	the Board must, as soon as reasonably practicable, lift the Holding Lock in respect of the relevant Shares and must notify the holder of the Shares that the Holding Lock has been lifted.

18.8	Notification upon request by Participant

The Company must, if requested, notify the holder of the Shares of the particular time when the Holding Lock was lifted under Rule 18.7.

19	Cessation of employment

19.1	Bad Leaver

If an Eligible Employee who is a Participant or has nominated a Nominated Party to receive Shares, Options or Rights under the Plan ceases to be an Employee during the Vesting Period due to:

(a)	resignation (other than due to a Special Circumstance);

(b)	dismissal for cause or poor performance; or

(c)	any other circumstances (other than due to a Special Circumstance) determined by the Board to constitute a Bad Leaver,

(Bad Leaver)

then, subject to compliance with the Listing Rules and the Corporations Act:

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(d)	any Unvested Shares held by the relevant Participant will be forfeited by the Participant in accordance with Rule 9;

(e)	any Unvested Options and Unvested Rights held by the relevant Participant will immediately lapse in accordance with Rule 15; and

(f)	any Vested Options and Vested Rights held by the relevant Participants must be exercised within the following applicable period or they will also lapse in accordance with Rule 15:

(i)	if the employment ceases at a time when the Participant would be entitled to deal in the securities of the Company in accordance with Company’s share trading policy, within 60 days of cessation of employment; or

(ii)	if the employment ceases at a time when the Participant would be restricted from dealing in the securities of the Company in accordance with Company’s share trading policy, within 60 days of such restrictions ceasing to apply.

19.2	Good Leaver

(a)	If an Eligible Employee who is a Participant or has nominated a Nominated Party to receive Shares, Options or Rights under the Plan ceases to be an Employee during the Vesting Period due to a Special Circumstance or otherwise for reasons other than as a Bad Leaver (Good Leaver):

(i)	the relevant Participant will be entitled to retain a pro-rata amount of their Unvested Shares, Unvested Options and Unvested Rights (based on the proportion of the Vesting Period that the Eligible Employee was an Employee, by reference to the number of whole months employed);

(ii)	all other Unvested Shares held by the relevant Participant will be forfeited by the Participant in accordance with Rule 9; and

(iii)	all other Unvested Options and Unvested Rights held by the relevant Participant will lapse in accordance with Rule 15.

(b)	Subject to these Rules:

(i)	any Unvested Shares which continue to be held by the Participant will vest if and when the Shares cease to be subject to the Share Vesting Conditions set out in the Offer in accordance with Rule 8.9; and

(ii)	any Unvested Options and Unvested Rights which continue to be held by the Participant will be tested at the end of the Vesting Period, in accordance with the applicable Vesting Conditions set out in the Offer.

19.3	Board discretion

(a)	Subject to compliance with the Listing Rules and the Corporations Act, if an Eligible Employee who is a Participant or has nominated a Nominated Party to receive Shares, Options or Rights under the Plan ceases to be an Employee during the Vesting Period, the Board may, notwithstanding the provisions of Rule 19.1 or 19.2, determine to treat any Unvested Shares, Unvested Options or Unvested Rights held by the relevant Participant other than in the manner set out in Rule 19.1 or 19.2, if the Board determines that the relevant circumstances warrant such treatment.

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(b)	The Company must, within 14 days of the Board making a determination as to how to treat any Unvested Shares, Unvested Options or Unvested Rights in accordance with Rule 19.3(a):

(i)	give notice to the Participant affected by the determination of the effect of the determination on the remaining Unvested Shares, Unvested Options or Unvested Rights held by the Participant; and

(ii)	issue a replacement Certificate for the Options or Rights to the extent that the details set out in the Certificate require amendment as a result of the determination.

20	Breach, fraud or misconduct

If the Board determines that a Participant (or an Eligible Employee who has nominated a Nominated Party to receive Shares, Options or Rights under the Plan) at any time:

(a)	has been dismissed or removed from office for a reason which entitles a body corporate in the Group to dismiss the Participant (or Eligible Employee) without notice;

(b)	has been convicted on indictment of an offence against the Corporations Act in connection with the affairs of the Company or any body corporate in the Group;

(c)	has had a judgment entered against him or her in civil proceedings in respect of the contravention by the Participant (or Eligible Employee) of his or her duties at law, in equity or under statute in his or her capacity as an executive or Director of the Company or any body corporate in the Group;

(d)	has committed an act of fraud, defalcation or gross misconduct in relation to the affairs of that body corporate (whether or not charged with an offence);

(e)	is in material breach of any of his or her duties or obligations to a body corporate in the Group; or

(f)	has done an act which brings the Group or any body corporate in the Group into disrepute,

the Board may determine that:

(g)	all Unvested Shares held by the relevant Participant will be forfeited by the Participant in accordance with Rule 9; and

(h)	all Options and Rights held by the relevant Participant will lapse in accordance with Rule 15.

21	Corporate Control Event

(a)	If a Corporate Control Event occurs, all Unvested Shares, Unvested Options and Unvested Rights held by a Participant will vest.

(b)	If a Corporate Control Event occurs, the Company shall provide a Participant with 3 days’ notice of the impending expiry of all Vested Shares, Vested Options and Vested Rights held by the Participant, and if they have not been exercised following the expiry of that 3 day period then they will lapse in accordance with Rule 15.

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22	Claw back

If the Board becomes aware of a material misstatement in the Company’s financial statements relating to a Vesting Period or some other event has occurred during a Vesting Period which, as a result, means that the Vesting Conditions in respect of certain Vested Options or Vested Rights were not, or should not have been determined to have been, satisfied, then the Participant will cease to be entitled to those Vested Options (Affected Options) or Vested Rights (Affected Rights) and the Board may:

(a)	by written notice to the Participant cancel the relevant Affected Options or Affected Rights for no consideration;

(b)	by written notice to the Participant require that the Participant pay to the Company the after tax value of the Affected Options or Affected Rights which have been converted into Shares, with such payment to be made within 30 Business Days of receipt of such notice; or

(c)	adjust fixed remuneration, incentives or participation in this Plan of a relevant Participant in the current year or any future year to take account of the after tax value of the Affected Options or Affected Rights.

23	Change in Nominated Party

23.1	Transfer of Shares following change in Nominated Party

If a Nominated Party holds:

(a)	Shares under this Plan which are subject to Share Vesting Conditions or constitute Restricted Shares; or

(b)	Options or Rights under this Plan,

and ceases to be eligible to be a Nominated Party (due to a change in control of the Nominated Party, a change in family circumstances or otherwise), the Eligible Employee must promptly:

(c)	notify the Company in writing; and

(d)	arrange for the transfer of the Shares, Options or Rights to the Eligible Employee or to another Nominated Party approved by the Board.

23.2	Failure to comply

If an Eligible Employee does not comply with Rule 23.1, the Board may determine that:

(a)	any Unvested Shares held by the relevant Participant are forfeited by the Participant in accordance with Rule 9; and

(b)	any Unvested Options and Unvested Rights held by the relevant Participant lapse in accordance with Rule 15, and where any such determinations are made, the forfeiture or lapsing will be effective on the date determined by the Board, which may be prior to the date on which the determination is made.

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24	Quotation of Shares, Options or Rights

24.1	No Quotation of Options or Rights

The Company will not seek official quotation of any Options or Rights.

24.2	Quotation of Shares

The Company must to the extent required by Listing Rule 2.4 apply to ASX for quotation of Shares issued:

(a)	following the acceptance of an Offer of Shares; or

(b)	on exercise of Options or Rights,

if Shares of the Company are officially quoted by ASX at that time.

25	Power of Attorney

25.1	Appointment of Attorney

At all times while a Participant holds Shares, Options or Rights in respect of which a Vesting Condition has not been satisfied, reached, met or waived, or if a Participant has breached these Rules in any way, the relevant Participant irrevocably appoints the Company and any person nominated from time to time by the Company (each an Attorney) severally, as the Participant’s attorney, to:

(a)	do all acts, matters and things which the Attorney considers necessary or desirable to give effect to these Rules, including all acts, matters and things to be done in order that any Shares, Options or Rights may be registered in the name of the Participant or to give effect to the powers of sale or forfeiture referred to in these Rules including acquiring or disposing of the Shares, Options or Rights;

(b)	execute any documents to give effect to these Rules, including execute in the name of the Participant an instrument or instruments of transfers of the Shares or make any alteration or addition whatsoever which the Attorney may think fit; and

(c)	exercise all of the powers of the Participant in relation to acquisition, sale or disposal (including forfeiture under Rule 9) of the Participant’s Shares, Options or Rights.

25.2	Ratification of Actions

The Participant will confirm and ratify everything which an Attorney may do pursuant to any power set out in Rule 25.1 and no person dealing with the Attorney shall be bound or concerned to enquire as to the occasion for, or the regularity of, the exercise of any such power.

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25.3	Indemnity

The Participant will indemnify and keep indemnified the Attorney against all losses, liabilities, costs, expenses, proceedings, claims, actions, demands, and damages in consequence of, or arising out of, the exercise by the Attorney of any of the powers granted under this Rule 25.

26	Administration

The Plan is administered by the Board.

26.1	Powers of the Board

Subject to compliance with the Listing Rules and the Corporations Act, the Board has power to:

(a)	exercise all powers and discretions vested in it under these Rules;

(b)	determine appropriate procedures and make regulations and guidelines for the administration and operation of the Plan which are not inconsistent with these Rules;

(c)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan;

(d)	terminate or suspend the operation of the Plan at any time, provided that the termination or suspension does not adversely affect or prejudice the rights of Participants holding Shares, Options or Rights at that time or contravene any Applicable Law;

(e)	delegate those functions and powers it considers appropriate, for the efficient administration of the Plan, to any person or persons whom the Board reasonably believes to be capable of performing those functions and exercising those powers;

(f)	take and rely on independent professional or expert advice in or in relation to the exercise of any of their powers or discretions under these Rules;

(g)	appoint a trustee for the purposes of the Plan in accordance with Rule 26.2;

(h)	administer the Plan in accordance with these Rules as and to the extent provided in these Rules; and

(i)	make regulations for the operation of the Plan consistent with these Rules.

26.2	Appointment of Trustee

(a)	The Board may appoint a trustee, on terms and conditions that it considers appropriate, to do all such things and perform all such functions as considered appropriate to enable the implementation of the Plan, including to acquire and hold Shares, Options, Rights or other securities of the Company, on behalf of Participants, for transfer to future Participants or otherwise for the purposes of the Plan.

(b)	In the event the Board appoints a trustee, subject to the terms of the relevant trust deed appointing that trustee:

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(i)	every exercise of power or discretion by the Company, the Board or the Board in these Rules may be exercised by the trustee;

(ii)	any reference to the Company, the Board or the Board in these Rules will accordingly be interpreted as a reference to the trustee (as applicable);

(iii)	Shares, Options or Rights may be issued or transferred to the trustee on behalf of the Participant; and

(iv)	any rights which accrue to Shares, Options or Rights that have been allocated to a Participant are held for the benefit of the relevant Participant.

26.3	Exercise of powers or discretion

Any power or discretion which is conferred on the Board or Board by these Rules may (subject to compliance with the Listing Rules and the Corporations Act) be exercised by the Board or Board in the interests or for the benefit of the Company, and the Board or Board is not, in exercising that power or discretion, under any fiduciary or other obligation to another person, including a Participant.

26.4	Determinations

Where these Rules provide for a determination, decision, approval or opinion of the Board or Board, that determination, decision, approval or opinion may (subject to compliance with the Listing Rules and the Corporations Act) be made or given by the Board or Board (as applicable) in its absolute discretion. In the absence of manifest error, any determination, decision, approval or opinion of the Board or Board as to the interpretation, effect or application of the Rules will be final.

26.5	Expenses and costs

Subject to these Rules, the Company or a body corporate in the Group must pay all expenses, costs and charges incurred in the administration of the Plan in the amounts and proportions as they shall agree.

26.6	Board not liable

No member of the Board shall be liable for anything done, or omitted to be done by him or by any other member of the Committee in connection with the Plan, except for his own wilful misconduct or as expressly provided by law.

27	Amendment to Rules

27.1	Board or Board may amend Rules

Subject to Rule 27.3 and the Listing Rules, the Board or Board may, in its absolute discretion, at any time amend any of these Rules or waive or modify the application of any of these Rules in relation to any Participant. Any amendment may be given such retrospective effect as the Board or Board may determine from time to time.

27.2	Waiver or amendment

The Board or Board will not be taken to have waived any provision of, or any right, or entitlement under these Rules, or agreed to any amendment of the Rules, unless it does so expressly in writing and provided further that any waiver or amendments of these Rules is carried out in accordance with the Listing Rules.

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27.3	Consent of Participants

(a)	Subject to Rule 27.3(b), if an amendment to be made under Rule 27.1 would adversely affect the rights of Participants in respect of any Shares, Options or Rights then held by them, the Board or Board must obtain the consent of Participants who between them hold not less than 75% of the total number of those Shares, Options or Rights held by all those Participants before making the amendment.

(b)	The Board may amend these Rules without the written consent of Participants under clause 27.3(a):

(i)	for the purposes of complying with or conforming to present or future legislation governing or regulating the Plan or like plans;

(ii)	to correct any manifest error or mistake;

(iii)	to allow the implementation of a trust arrangement in relation to the holding of Shares, Options or Rights granted under the Plan;

(iv)	for the purpose of complying with Applicable Laws; and

(v)	to take into consideration possible adverse taxation implications (including, without limitation, on account of fringe benefits tax) for the Company, in respect of the Plan or the Shares, Options or Rights granted, including as a result of changes to applicable taxation legislation or the interpretation of that legislation by any taxation authority or a court of competent jurisdiction or any rulings from taxation authorities administering such legislation.

28	Rights of Participants

These Rules, participation in the Plan or the terms of any Offer:

(a)	do not confer on any Participant or Employee any right or entitlement if that right or entitlement could only be provided with approval of the Company’s shareholders;

(b)	do not confer on an Employee the right to receive any Offer, Shares, Options or Rights;

(c)	do not confer on a Participant the right to continue as an Employee;

(d)	do not affect any rights which a body corporate of the Group may have to terminate the employment of an Employee; and

(e)	may not be used to increase damages in an action brought against a body corporate of the Group in respect of that termination.

29	No representation as to Tax consequences

Neither the Company nor any adviser to the Company, Board or the Board:

(a)	represents or warrants that the Plan will have any particular taxation or financial consequences or that any Eligible Employee or Participant will gain any taxation or financial advantage by participating in the Plan; and

(b)	are liable for any Taxes imposed upon or duties assessed against a Participant as a consequence of the Participant’s participation in the Plan, the receipt by the Participant of Shares, Options or Rights offered under the Plan or other Dealing in the Shares, Options or Rights by the Participant.

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30	Notices

30.1	Service of notices

A notice, demand, consent, approval or communication under the Rules (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)	hand delivered, sent by prepaid post or email to the recipient’s address or email address for Notices specified in Rule 30.3, as varied by any Notice given by the recipient to the sender.

30.2	Effective on receipt

A Notice given in accordance with Rule 30.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from a place outside Australia);

(c)	if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	5 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

30.3	Address

The address of the Eligible Employee or Participant and the Company for the purposes of giving a Notice is:

(a)	in the case of the Company, until further notice:

(i)	at the address of its company secretary’s office from time to time, which at the date of this Plan is Level 4, 100 Albert Road, South Melbourne Vic 3205 VIC, 3205, Australia; or

(ii)	at the email address of its company secretary from time to time, which at the date of the Plan is mleydin@leydinfreyer.com.au; and

(b)	in the case of the Eligible Employee or Participant, the address or email address of the Eligible Employee or Participant as specified in the employment records of the Company.

31	Governing law

These Rules and the rights and obligations of Participants under the Plan are governed by the law of Victoria, Australia, and each Participant irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.

32	Advice

Eligible Employees and Participants should obtain their own independent advice at their own expense on the financial, taxation and other consequences to them of or relating to participation in the Plan.

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